Exhibit 99.1

Lending Club Names Lawrence H. Summers to Board of Directors

71st Secretary of the Treasury and Former World Bank Chief Economist joins

John Mack, Mary Meeker on credit platform’s board

SAN FRANCISCO – Dec. 13, 2012 – Lending Club (http://www.lendingclub.com) announced today that preeminent economist Lawrence H. Summers, President Emeritus of Harvard University, has joined the company’s board of directors. The announcement comes on the heels of Lending Club surpassing $1 billion in total loans issued and operating at an annual run rate of over $1 billion in loans.

“Lending Club has the potential to profoundly transform traditional banking over the next decade to meet the needs of consumers and families,” said Summers. “Today’s rapid adoption of technology and innovation make it possible for disruptive ideas like Lending Club to make a major impact and I am excited to lend my experience to their endeavors.”

Lending Club has doubled its monthly loan volume over the last eight months. Borrowers looking for lower rates and predictable payments and investors looking for yield have fueled this dramatic growth. More than 72 percent of borrowers on the platform report using their personal loans to pay off existing credit card balances. By focusing on high-credit-quality borrowers, Lending Club’s investment platform has also generated 21 consecutive quarters of positive returns.

“We are proud to welcome Larry to our Board and excited to work with him to continue to bring innovative credit solutions that help lower the cost of credit for consumers,” said Lending Club CEO Renaud Laplanche. “American families now carry over $850 billion in credit card balances and carry a total of $2.4 trillion in outstanding credit; Lending Club is determined to use its low-cost structure and more consumer-friendly terms to offer a more rational alternative.”

Summers has held a series of senior policy positions in Washington, D.C., including U.S. Secretary of the Treasury, Director of the National Economic Council and Vice President of Development Economics and Chief Economist of the World Bank. He also was the first social scientist ever to receive the annual Alan T. Waterman Award from the National Science Foundation, and in 1993 was awarded the John Bates Clark Medal, given every two years to an outstanding American economist under the age of 40. He is the Charles W. Eliot University Professor and President Emeritus of Harvard University, and the Weil Director of the Mossavar-Rahmani Center for Business & Government at Harvard’s Kennedy School.

Summers joins Morgan Stanley Chairman Emeritus John Mack, Kleiner Perkins Caufield & Byers general partner Mary Meeker, Norwest Ventures general partner Jeff Crowe, Canaan Partners general partner Daniel Ciporin and Morgenthaler Ventures partner Rebecca Lynn on Lending Club’s board.

About Lending Club

Lending Club utilizes technology and innovation to reduce the cost of traditional banking and offer borrowers better rates and investors better returns. Lending Club started operations in 2007 and has been recognized for its results and innovation by the Harvard Business Review and Dow Jones, was named one of Forbes’ America’s Most Promising Companies in 2011 and recognized as a 2012 World Economic Forum Technology Pioneer. Lending Club is based in San Francisco, California. More information is available at: http://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: CA, CO, CT, DE, FL, GA, HI, ID, IL, KY (accredited investors), LA, ME, MN, MO, MS, MT, NH, NV, NY, RI, SC, SD, UT, VA, WA, WI, WV, or WY.

Additional information about Lending Club is available in the prospectus for Lending Club’s notes, which can be obtained on Lending Club’s website at https://www.lendingclub.com/info/prospectus.action.

###

Press Contact:

Martha Shaughnessy

Atomic PR for Lending Club

415-593-1400

lendingclub@atomicpr.com